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                                                                     EXHIBIT 4.2

SECOND AMENDMENT TO CREDIT AGREEMENT

         This SECOND AMENDMENT TO CREDIT AGREEMENT (the "Amendment") dated November 26, 1997 is entered into by and among QUORUM HEALTH GROUP, INC., a corporation organized under the laws of Delaware (the "Borrower"), the LENDERS referred to in the Credit Agreement (the "Lenders") and FIRST UNION NATIONAL BANK, as Agent for the Lenders (hereinafter defined the "Agent").

STATEMENT OF PURPOSE

         The Borrower, the Lenders and the Agent are parties to that certain Credit Agreement dated as of April 22, 1997 (such agreement, as heretofore and hereafter amended from time to time, herein referred to as the "Credit Agreement") pursuant to which the Lenders have agreed to extend certain credit facilities to the Borrower. Capitalized terms used in this Amendment not otherwise defined herein have the respective meanings attributed to such terms in the Credit Agreement.

         The Borrower, the Lenders and the Agent wish to further amend the Credit Agreement as hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Borrower, each of the Lenders and the Agent agree as follows:

         1. Amendment of Definition of Contingent Obligation. The definition of "Contingent Obligation" is hereby amended by adding following the words "monetary obligation" a parenthetical to read as follows:

(specifically excluding any monetary obligation arising from the guaranty of an operating lease of the Borrower or its Consolidated Entities).

         2. Amendment of Definition of Debt. The definition of "Debt" is amended by (i) deleting the word "and" at the end of clause (e) thereof, (ii) inserting the word ", and" and deleting the semicolon at the end of clause (f) thereof and (iii) adding the following new clause (g):

                           (g)      an amount equal to the aggregate principal
balance of the Tranche A Notes, the Tranche B Notes and the Holder Advances (as such terms are defined in the Quorum ELLF Credit Agreement or the Quorum ELLF Participation Agreement, as the case may be).


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         3.       Amendment of Definition of Swingline Rate.  The definition of
"Swingline Rate" is hereby amended by deleting the figure of "0.50%" and inserting therefor the figure of "1.50%."

         4. Amendment of Section 1.1, Definitions. Section 1.1 is hereby amended to add in alphabetical order new definitions to read as follows:

         "Quorum ELLF" means First Security Bank, National Association, as Owner Trustee (or any successor), under the Quorum Real Estate Trust 1997-1.

         "Quorum ELLF Credit Agreement" means that certain credit agreement dated as of November __, 1997, among the Quorum ELLF, as borrower, the Lenders party thereto and First Union National Bank, as Agent.

         "Quorum ELLF Lease" means that certain lease agreement dated as of November ___, 1997, between the Quorum ELLF, as Lessor, and Quorum ELF, Inc, as Lessee.

         "Quorum ELLF Participation Agreement" means that certain participation agreement dated as of November ___, 1997, among Quorum ELF, Inc., the Quorum ELLF, the Banks and other lending institutions party thereto and First Union National Bank, as Agent under the Quorum ELLF Credit Agreement.

         5. Amendment of Section 2.1(b), Competitive Bid Loans. The proviso set forth in the first sentence of Section 2.1(b) is hereby amended by deleting therefrom the figure of $225,000,000 and substituting therefor the figure of $425,000,000.

         6. Amendment of Section 2.8, Termination and Extension of Credit Agreement. Section 2.8 is hereby amended by deleting the first sentence and substituting therefor the following:

         The Credit Facility shall terminate on the earliest of (a) November __, 2002 (as such date may be extended pursuant to this Section 2.8, the "Termination Date"), (b) the date of termination in whole by the Borrower pursuant to Section 2.7(a), and (c) the date of termination by the Agent on behalf of the Lenders pursuant to Section 11.2(a); provided, that not earlier than the thirtieth (30th) day prior to and not later than the thirtieth (30th) day after any anniversary of November ___, 1997 (other than the Termination Date then in effect), the Borrower may, by written notice (an "Extension Request") given to the Agent, request that the Termination Date be extended in each such instance to a date that is 364 days after the Termination Date then in effect.


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         7.       Amendment of Section 7.1(c).  Section 7.1(c) is hereby amended and restated in its entirety to read as follows:

                  (c) Not later than forty-five (45) days after the end of each fiscal quarter, a margin certificate in substantially the form of Exhibit I attached hereto (the "Margin Certificate") duly signed by the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower setting forth the Total Leverage Ratio for the period of four consecutive fiscal quarters ending with such quarter-end and setting forth the computations employed in calculating the ratio.

         8. Amendment of Section 8.11, Wholly-Owned Entities. Section 8.11 is hereby amended by deleting the words "Concurrently with" and inserting therefor the words "Within thirty (30) days after."

         9. Amendment of Article IX, Financial Covenants. Article IX is hereby amended by adding the following new paragraph at the end of such Article as follows:

     For purposes of calculating the financial covenants in Sections 9.1, 9.2,
9.3 and 9.4 above and in order to appropriately reflect the effect of the Quorum ELLF Credit Agreement, the Quorum ELFF Lease and the Quorum ELLF Participation Agreement on such covenants, (a) "Total Debt" as used in Sections 9.1 and 9.4 and in the definition of Total Capitalization shall include the aggregate principal balance of the Tranche A Notes and exclude the aggregate principal balance of the Tranche B Notes and the Holder Advances (as defined in the Quorum ELLF Credit Agreement or the Quorum ELLF Participation Agreement, as the case may be), (b) "Senior Debt" as used in Section 9.2 shall include the aggregate principal balance of the Tranche A Notes and exclude the aggregate principal balance of the Tranche B Notes and the Holder Advances (as defined in the Quorum ELLF Credit Agreement or the Quorum ELLF Participation Agreement, as the case may be), (c) there shall be added to EBITDA in clause (ii) of Sections 9.1 and
9.2 any and all lease payments due under the Quorum ELLF Lease and (d) "Operating Lease Payments" as used in the definition of Net Income Available for Debt Service and in Section 9.3 shall include any and all lease payments due under the Quorum ELLF Lease.

         10. Amendment of Section 10.1, Limitations on Debt. Section 10.1 is hereby amended by (a) deleting the word "and" at the end of clause (f) thereof, (b) inserting the word "and" at the end of clause (g) thereof and (c) adding the following new clause (h):

                  (h) Debt referred to in clause (g) of the definition of Debt in an aggregate amount not to exceed $150,000,000 at any time outstanding.

         11. Amendment of Section 10.3, Limitation on Liens. Section 10.3 is amended by (a) deleting the word "and" at the end of clause (i), (b) inserting the word "and" at the end of clause (j), and (c) adding the following new clause (k):



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                  (k) Liens arising under the Quorum ELLF Credit Agreement.

         12. Amendment of Section 10.4(c). Section 10.4(c) is hereby amended by (a) deleting the word "and" at the end of clause (ii), (b) deleting the period at the end of clause (iii), (c) adding at the end of clause (iii) "; and" and (d) adding the following new clause (iv) to read as follows:

                  (iv) the Borrower to eligible employees pursuant to stock purchase plans adopted by the Borrower's Board of Directors and which loans are solely for the purpose of purchasing common stock of the Borrower; provided, that such loans, as approved by the Board of Directors of the Borrower, shall be secured by a pledge to the Borrower of all the common stock purchased with the proceeds of such loans; and provided further, that the aggregate principal amount of all such loans does not exceed $25,000,000.

         13. Amendment of Section 10.4(g). Section 10.4(g) is hereby amended by (a) inserting at the end of the second parenthetical of clause (i) the phrase "and any acquisition of a Facility or other acquisition or Investment by the Quorum ELLF (a "Quorum ELLF Investment")"; (b) deleting the word "and" at the end of clause (iii); (c) deleting the period at the end of clause (iv) and inserting "; and" therefore"; and (d) adding the following new clause (v) to read as follows:

(v) for the purposes of clause (i)(2) and clause (iii) of this Section 10.4(g), the aggregate amount of any Quorum ELLF Investment shall be included in the calculation of Total Consolidated Assets.

         14. Amendment of Section 10.4(i). Section 10.4(i) is hereby deleted in its entirety and the following substituted therefor:

(i) other Investments in an aggregate amount not to exceed $50,000,000 at any time; provided that (A) such Investments shall be within the Line of Business of the Borrower and its Consolidated Entities, (B) neither the Borrower nor any of its Consolidated Entities shall own (individually or in the aggregate) fifty-one percent (51%) or more of the Person in which the Investment is made, and (C) any items incurred by such Person which would constitute Debt (if incurred by the Borrower or any Consolidated Entity) shall be included in "Total Debt" and "Senior Debt" for the purposes of Sections 9.1, 9.2 and 9.4 in an amount equal to the product of (x) the Borrower's percentage ownership in such Person and (y) the aggregate amount of such Debt.

         15. Amendment of Section 10.5, Limitations on Mergers and Liquidations. Section 10.5 is hereby amended by adding at the beginning of such Section a new clause to read "Except as permitted under Section 13.11 with respect to the dissolution or liquidation of a Guarantor having no business operations and no assets,".


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         16.      Amendment of Section 10.11, Amendments; Payments and
Prepayments of Subordinated Debt. Section 10.11 is hereby amended by adding the following sentence:

         Nothing in this Section 10.11 shall prohibit the amendment of the 1995 Indenture on terms no more restrictive on the Borrower than those in this Agreement and provided that no such amendment shall (i) directly or indirectly, modify the provisions of Article Twelve of the 1995 Indenture in any manner which might terminate or impair the subordination of the Securities (as defined therein), (ii) increase the principal amount of or the interest or premium on the Subordinated Debt or (iii) cause the 1995 Senior Subordinated Notes to mature earlier than November 1, 2005.

         17. Waiver of Section 10.12, Restrictive Agreements. The Agent and the Lenders hereby waive compliance by the Borrower with the provisions of
Section 10.12 and any other provision of the Credit Agreement to the extent, but only to the extent, necessary to permit the Borrower to enter into the Quorum ELLF Lease in the form in which it exists on the date on which it is executed and to perform the Borrower's obligations thereunder and under the other documents related thereto.

         18. Amendment of Section 13.3, Set-off. Section 13.3 is hereby amended by adding the phrase "or Affiliate" after the phrase "assignee or participant" wherever such phrase appears in Section 13.3.

         19. Amendment of Section 13.10(b), Assignment by Lenders. Section 13.10(b) is hereby amended by (a) deleting from the end of clause (iv) the word "and", (b) deleting the period from the end of clause (v) and inserting therefor "; and", and (c) adding a new clause (vi) to read as "(vi) any assignment shall include a proportional assignment under the Quorum ELLF Credit Agreement.".

         20. Amendment of Section 13.10(f), Participation. Section 13.10(f) is hereby amended by (a) deleting from the end of clause (vi) the "and", (b) deleting the period from the end of clause (vii) and inserting therefor "; and" and (c) adding a new clause (viii) to read as "(viii) each such participation shall include a proportional participation under the Quorum ELLF Credit Agreement".

         21.      Amendment of Section 13.11, Amendments, Waivers and Consents.
Section 13.11 is hereby amended by deleting the period at the end of such Section and adding to the end thereof a new proviso to read in its entirety as follows:


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                  provided, that (i)the Agent shall be permitted to release any
Guarantor from the Guaranty Agreement without the consent of any other Lender if the release is granted in connection with a disposition of all the shares of stock or partnership or other equity interest in such Guarantor and such disposition is permitted pursuant to Section 10.6(f) and (ii) the Agent shall be permitted to release any Guarantor from the Guaranty Agreement without the consent of any other Lender if the release is requested by the Borrower in connection with a dissolution of the Guarantor, subject to the Borrower providing to the Agent written representations to the effect that such Guarantor has no business operations and no assets.

         22. Amendment of Exhibit C-1, Form of Competitive Bid Request. Exhibit C-1 is hereby amended by adding thereto the following new part 3:

                  3. Applicable LIBOR Margin. As of the date hereof the applicable LIBOR Margin is ________________ .

         23. Amendment Regarding Exhibit I. The Credit Agreement is hereby amended to add as an exhibit thereto "Exhibit I - Form of Margin Certificate" in the form attached hereto as Exhibit A.

         24. Amendment of Schedule I, Lenders and Commitments. Schedule 1 is hereby amended by deleting such Schedule in its entirety and inserting therefor the Schedule 1 attached to this Amendment. The Agent and the Lenders shall make all appropriate adjustments on the date of closing of this Amendment in order to reflect the Lenders' Commitments as revised pursuant to Schedule 1. By their execution hereof, Citibank, N.A. hereby assigns all of its right, title and interest in and to its Commitment under the Credit Agreement to its Affiliate, Citicorp USA, Inc., and Citicorp USA, Inc. hereby accepts such assignment. By their execution hereof, The Fuji Bank, Limited, Atlanta Agency hereby assigns all of its right title and interest in and to its Commitment under the Credit Agreement to its Affiliate, FBTC Leasing Corp., and FBTC Leasing Corp. hereby accepts such assignment.

         25. Waiver of Covenants Limiting Investments and Asset Disposition. The Agent and the Lenders hereby consent to the conveyance by the Borrower of its Desert Springs Hospital and related assets, together with cash consideration which is currently estimated to be approximately $27,700,000, to a joint venture to be formed by Universal Health Services, Inc., in exchange for which the Borrower shall receive an interest in such joint venture commensurate with its Investment, and waive compliance with the provisions of Sections 10.4 and 10.6 of the Credit Agreement to the extent, but only to the extent, necessary to permit such conveyance and Investment; provided, that (a)
(i) the amount of any items incurred by the joint venture which would constitute Debt (if incurred by the Borrower or any Consolidated Entity), in the aggregate, shall not exceed $20,000,000, or (ii) if such items which would constitute Debt exceed, in the aggregate, $20,000,000, Consolidated Net Income shall thereafter exclude the net income from



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such joint venture and any related tax effect thereof and (b) if the distribution policy of such joint venture as of the date of such Investment by the Borrower shall be amended or otherwise modified, then Consolidated Net Income shall thereafter exclude the net income from such joint venture and any related tax effect thereof.

         26.      Effectiveness. This Amendment shall become effective upon
(a) its due execution and delivery of the parties hereto and (b) the execution and delivery of the Quorum ELLF Credit Agreement by the parties hereto; provided, that it is intended that the execution and delivery of the Quorum ELLF Credit Agreement shall occur simultaneously with the effectiveness of this Amendment.

         27. Ratification; No Novation. Notwithstanding anything to the contrary contained in this Amendment, all the Obligations under this Agreement shall remain in full force and effect and nothing contained in this Amendment shall be construed to constitute a novation of the Obligations or to release, discharge, terminate or otherwise affect or impair in any manner whatsoever the validity of the Obligations, the liability of the Borrower or any Guarantor now or hereafter liable under or on account of the Loan Documents relating to the Obligations.

         28. Bringdown; References to Credit Agreement. The Borrower hereby represents and warrants that (a) the representations and warranties contained in
Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof (except and to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing as of the date hereof. All references in the Loan Documents to "Credit Agreement" shall refer to the Credit Agreement as amended by this Amendment and as the Credit Agreement may be further amended from time to time.

         29. Miscellaneous. Except as hereby amended, the Credit Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed in one or more counterparts each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument and no single counterpart of this Amendment need be executed by all the parties hereto. The covenants and agreements contained in this Amendment shall apply to and inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Amendment shall be governed by the laws of the State of North Carolina.




         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Second Amendment to Credit Agreement as of the date first written above.

                                       QUORUM HEALTH GROUP, INC.




By:
Name:
Title: